Free Writing Prospectus
Filed Pursuant to Rule 433
Dated March 26, 2024
Registration Statement Nos. 333-268757 and 333-268757-07

**Full Pricing Details* $794+mm ($754.736mm Offered) Exeter (EART 2024-2) Automobile Receivables Trust

Joint Leads: Citi (Str.), Barclays and Deutsche Bank
Co-Managers: BNP Paribas, Citizens, and Wells Fargo

-- Anticipated Capital Structure --
CL	SIZE($MM)	OFFRD($MM)	WAL*	F/M**	P.WIN	E MTY.	L MTY.	BNCH	SPRD	YLD%	CPN%	Price
A1	85.000	80.750	0.13	F1+/P-1	1-2	06/24	04/15/25	I-CRV	+20	5.591	5.59	100.00000
A2	154.200	146.490	0.44	AAA/Aaa	2-9	01/25	05/15/26	I-CRV	+44	5.771	5.70	99.99828
A3	38.790	36.850	0.85	AAA/Aaa	9-11	03/25	10/15/26	I-CRV	+62	5.705	5.63	99.99257
B	152.960	145.312	1.40	AA/Aaa	11-22	02/26	04/17/28	I-CRV	+85	5.683	5.61	99.99028
C	151.680	144.096	2.39	A/Aa1	22-35	03/27	05/15/29	I-CRV	+130	5.810	5.74	99.99750
D	124.170	117.961	3.44	BBB/Baa2	35-48	04/28	02/15/30	I-CRV	+165	5.997	5.92	99.98885
E	87.660	83.277	4.42	BB-/NR	48-55	11/28	10/15/31	I-CRV	+385	8.114	7.98	99.99849
*WAL Pricing Speed: 1.50% ABS to 5% call
**Expected Ratings

Deal Priced

- TRANSACTION SUMMARY -
Size : $794+mm ($754.736mm Offered)
Exp Ratings : Fitch / Moody's
Settle : April 5th, 2024
First Pay : May 15th, 2024
ERISA : A-D = YES; E = NO
Registration : A-D = Public; E= 144A/Reg S/IAI
Min Denoms : A-D = 1k x 1k; E = 1,154k x 1k
Delivery : DTC, Euroclear, Clearstream
B&D : Citi

-Available Information-
* Preliminary Prospectus, Ratings FWP, Offering Memorandum and CDI File (attached)
* Intex Deal Name: xexar2402 Password: AU99
* Deal Roadshow Link: https://dealroadshow.com/e/EART242 Passcode: EART242

-CUSIPS-
A-1: 30166DAA6
A-2: 30166DAB4
A-3: 30166DAC2
B: 30166DAD0
C: 30166DAE8
D: 30166DAF5
E: 30166DAG3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.